CONSENT OF HAYWOOD SECURITIES INC.

The undersigned hereby consents to the reference of the undersigned’s name included or incorporated by reference into the Registration Statement on Form F-10 being filed by Energy Fuels Inc. (the “Company”) with the United States Securities and Exchange Commission, and any amendments thereto, and into the prospectus included therein, in connection with the Management Information Circular of the Company dated July 15, 2013 which includes reference to Haywood Securities Ltd (“Haywood”) in connection with the Fairness Opinion from Haywood dated June 11, 2013.

HAYWOOD SECURITIES INC.

/s/ Kevin Campbell
Name: Kevin Campbell
Title: Managing Director, Investment
Banking

Date: March 28, 2014